Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2014

LAUREL, Miss. (August 26, 2014) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2014.

Net sales for the third quarter of fiscal 2014 were $768.4 million compared with $739.0 million for the same period a year ago. For the quarter, the Company reported net income of $76.1 million, or $3.30 per share, compared with net income of $67.9 million, or $2.95 per share, for the third quarter of fiscal 2013.

Net sales for the first nine months of fiscal 2014 were $2,014.0 million compared with $1,955.9 million for the first nine months of fiscal 2013. Net income for the first nine months of fiscal 2014 totaled $155.9 million, or $6.76 per share, compared with net income of $85.3 million, or $3.71 per share, for the first nine months of last year.

“Sanderson Farms’ financial results for the third quarter of fiscal 2014 reflect continued favorable market conditions,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market prices for poultry products were higher than the third quarter of fiscal 2013, as the Georgia Dock whole bird price remained historically high during the quarter. The higher Georgia Dock price reflects good retail grocery store demand. While boneless breast meat prices peaked below last year’s high, they remained above $2.00 per pound through June and into July.”

Overall market prices for poultry products were higher in the third quarter of fiscal 2014 compared with prices in the third quarter of fiscal 2013. As measured by a simple average of the Georgia dock price for whole chickens, prices increased 5.3 percent compared with the third quarter of fiscal 2013. Boneless breast prices improved when compared to last year’s third fiscal quarter, averaging 2.0 percent higher than the prior-year period. Jumbo wing prices averaged $1.14 per pound for the third quarter of fiscal 2014, down 10.9 percent from the average of $1.28 per pound for the third quarter of fiscal 2013. The average quoted market price for bulk leg quarters was lower, averaging $0.49 per pound during the third fiscal quarter of 2014 compared to $0.51 during the third fiscal quarter of 2013. Cash prices for corn delivered to the Company decreased 28.7 percent compared with the third quarter a year ago, while the price for soybean meal delivered to the Company increased 17.6 percent. For the nine months ended July 31, 2014, the Company’s cash prices for corn decreased 33.7 percent and soybean meal increased 3.7 percent when compared to the nine months ended July 31, 2013.

“While market conditions were favorable during the quarter, financial results were affected by accruals booked for the Company’s bonus award program and a contribution to the Company’s employee stock ownership plan,” continued Sanderson. “Because management now deems it probable the Company will achieve at least a portion of the targets under its bonus award program,

SAFM Reports Results For Third Quarter of Fiscal 2014

August 26, 2014

the Company accrued $15.5 million during the quarter for the program, which compares to $6.5 million accrued in last year’s third quarter. In addition, $11.0 million was accrued for a contribution to the Company’s employee stock ownership program, which compares to $5.5 million accrued in last year’s third quarter. Together, these accruals amounted to $17.5 million net of income tax, or $0.76 per share.

“In addition to the employee benefit accruals, the quarter was negatively affected by lower than anticipated volume processed at the Company’s poultry plants. We processed 770.4 million pounds of fresh poultry during the quarter, which is 44.7 million pounds fewer than we projected in May. Several factors contributed to the reduced volume, including fewer head processed as a result of lower than target hatch rates at our hatcheries and lower than target live weights of chickens processed.

“We are pleased with construction progress at our new Palestine, Texas, facilities,” said Sanderson. “We remain on target to begin processing chickens at the new facilities during the first calendar quarter of 2015, and look forward to the opportunities the new facilities will provide to our shareholders, our customers and our employees.”

Sanderson Farms will hold a conference call to discuss this press release today, August 26, 2014, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 6, 2014. Those without internet access or who prefer to participate via telephone may call 888-219-1456, access code 7277607.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013, and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

SAFM Reports Results For Third Quarter of Fiscal 2014

August 26, 2014

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. Most of the factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include (but are not limited to) statements of the Company’s belief about future earnings, expansion plans, sales, production, and expenses, including feed grain costs.

SAFM Reports Results For Third Quarter of Fiscal 2014

August 26, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2014	2013	2014	2013

Net sales	$768,395	$738,964	$2,013,995	$1,955,919
Costs and expenses:
Cost of sales	607,003	605,018	1,675,399	1,752,118
Selling, general and administrative	45,687	29,505	99,201	69,902

	652,690	634,523	1,774,600	1,822,020

Operating income	115,705	104,441	239,395	133,899

Other income (expense):
Interest income	15	5	37	12
Interest expense	(439)	(1,365)	(2,091)	(4,977)
Other	1	(17)	49	34

	(423)	(1,377)	(2,005)	(4,931)

Income before income taxes	115,282	103,064	237,390	128,968
Income tax expense	39,202	35,145	81,451	43,621

Net income	$76,080	$67,919	$155,939	$85,347

Basic earnings per share	$3.30	$2.95	$6.76	$3.71

Diluted earnings per share	$3.30	$2.95	$6.76	$3.71

Dividends per share	$0.20	$0.17	$0.60	$0.51

SAFM Reports Results For Third Quarter of Fiscal 2014

August 26, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2014	October 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139,331	$85,563
Accounts receivable, net	115,231	108,980
Inventories	217,848	205,855
Deferred income taxes	0	478
Prepaid expenses and other current assets	35,842	29,867

Total current assets	508,252	430,743

Property, plant and equipment	1,131,669	1,035,044
Less accumulated depreciation	(576,193)	(546,578)

	555,476	488,466
Other assets	4,727	5,436

Total assets	$1,068,455	$924,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,212	$81,418
Accrued expenses	68,537	58,271
Accrued income taxes	16,776	11,055
Current maturities of long-term debt	10,000	10,799
Deferred income taxes	383	0

Total current liabilities	178,908	161,543

Long-term debt, less current maturities	10,000	29,414
Claims payable	10,900	9,000
Deferred income taxes	46,093	53,089
Stockholders’ equity:
Common stock	23,071	23,016
Paid-in capital	151,284	142,482
Retained earnings	648,199	506,101

Total stockholders’ equity	822,554	671,599

Total liabilities and stockholder’s equity	$1,068,455	$924,645